CATERPILLAR FINANCIAL SERVICES CORPORATION POWERNOTES (R) With Maturities of 9 months or more from Date of Issue
Registration No. 333-124310	Trade Date:	04/17/06
Filed Pursuant to Rule 424(b)(3)	Issue Date:	04/20/06
PRICING SUPPLEMENT NO. 764
(To Prospectus Supplement dated July 7, 2005 & Prospectus dated May 13, 2005)
The Date of this Pricing Supplement: April 17, 2006

CUSIP or Common Code	Stated Interest Rate (1)	Maturity	Price to Public (2)	Discounts & Commissions	Interest Payment Frequency	Survivors Option	Yes/No	SUBJECT TO REDEMPTION OR REPAYMENT Date and terms of redemption or repayment (including any applicable regular or special record dates)
14911QZ53	5.35%	04/15/11	100%	1.00%	Quarterly	YES	YES	Callable at 100% beginning 04/15/08 and quarterly thereafter.

Principal Amount		Proceeds		Dealer	1st Payment Date			Day Count

$570,000.00		$564,300.00		ABN AMRO, Inc.	07/15/06			30/360

Yield (3)		Moody’s /S&P Rating

5.386		A2/A

Original Issue Discount Note:	Yes ☐ No ☒	Total Amount of OID:	N/A

(1)
The interest rates on the PowerNotes ® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes ® offered prior to the effective date of the change. After the issuance of the PowerNotes ® covered by this Pricing Supplement, $697.582mm principal amount of the PowerNotes ® remain available for sale pursuant to the accompanying Prospectus Supplement.

(2)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(3)	Yields are quoted on an semi-annual bond equivalent yield basis.